Exhibit 11.2

600 Galleria Pkwy SE Suite 600 Atlanta, GA 30339

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Regulation A Offering Circular on Form 1-A of Roots Real Estate Investment Community I, LLC and Subsidiaries of our report dated April 30, 2026, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024.

We also hereby consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

May 5, 2026

moorecolson.com

information@moorecolson.com

770.989.0028